Exhibit 3.16

CERTIFICATE OF AMENDMENT

OF

RESTATED CERTIFICATE OF INCORPORATION

WS Griffith Associates, Inc, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware,

DOES HEREBY CERTIFY:

FIRST: That the Board of Directors of said corporation, by unanimous written consent of the members, filed with the minutes of the Board, adopted a resolution proposing and declaring advisable the following amendment to the Restated Certificate of Incorporation of said Corporation:

RESOLVED:	That Article 1 of the Restated Certificate of incorporation of WS Griffith Associates, Inc, be amended by changing the First Article thereof so that, as amended, said Article shall be and read as follows:

1.	The name of the corporation is Linsco/Private Ledger Insurance Associates, Inc.

SECOND: That in lieu of a meeting and vote of the sole stockholder, the stockholder has given written consent to said amendment in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware.

THIRD: That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Sections 242 and 228 of the General Corporation Law of the State of Delaware.

FOURTH: That this Certificate of Amendment gf the Certificate of Incorporation shall be effective on June 1, 2004, for accounting purposes only.

IN WITNESS WHEREOF, said WS Griffith Associates, Inc. has caused this certificate to be signed by Balu Balasubramanian, its Secretary, this 4th day of June, 2004.

By:	/s/ Balu Balasubramanian
Balu Balasubramanian, Secretary